Exhibit A

BBH TRUST

Preambles and Resolutions Adopted by the Board of Trustees

At its September 13, 2017 meeting

WHEREAS:	Rule 17g-1 under the Investment Company Act of 1940, as amended (“1940 Act”), requires that each registered management investment company shall provide and maintain a bond, which shall be issued by a reputable fidelity insurance company, authorized to do business in the place where the bond is issued, against larceny and embezzlement, covering each officer and employee of the Fund, who may singly, or jointly with others, have access to securities or funds of the Fund, either directly or through authority to draw upon such funds or to direct generally the disposition of such securities, unless the officer or employee has such access solely through his position as an officer or employee of a bank; and
WHEREAS:	Rule 17g-1 under the 1940 Act requires that the bond shall be in such reasonable form and amount as a majority of the board of trustees of the registered management investment company who are not “interested persons” of such investment company as defined by Section 2(a)(19) of the 1940 Act (“Independent Trustees”) shall approve as often as their fiduciary duties require, but not less than once every twelve months, with due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the registered management investment company to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the company’s portfolio; provided, however, that the amount of the bond shall be at least equal to an amount computed in accordance with the provisions of the rule.

NOW, THEREFORE, BE IT HEREBY

RESOLVED:	that, it is the finding of the Trustees at this Meeting, including a majority of the Independent Trustees, that the form of the Fidelity Bond Insurance Policy written by Chubb Group of Insurance Companies (“Fidelity Bond”), in the amount of $9,900,000 is reasonable in form and amount, after having given due consideration to all matters deemed relevant;

RESOLVED:	that the estimated annual premium in the amount of $32,462.10 to be paid by the Trust under the Fidelity Bond be, and hereby is, approved;

RESOLVED:	that, such Fidelity Bond be, and it hereby is, ratified and approved;

RESOLVED:	that the Secretary of the Trust or such officer’s designee is authorized to file the Fidelity Bond with the U.S. Securities and Exchange Commission and to give such notice with respect to the Fidelity Bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and

RESOLVED:	that the appropriate officers of the Trust be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary, desirable or proper in connection with or in furtherance of the foregoing resolutions.